UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NET 1 UEPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

______________________________________________________
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NET 1 UEPS TECHNOLOGIES, INC.
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on November 15, 2017
____________________

To the Shareholders of Net 1 UEPS Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc. will be held at our principal executive offices located at President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on November 15, 2017 at 16:00 local time (9am Eastern Time), for the following purposes:

1.	To elect five directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.
2.	To ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2018.
3.	To hold an advisory vote to approve executive compensation.
4.	To hold an advisory vote regarding whether an advisory vote on executive compensation will occur every one, two or three years.
5.	To transact such other business and act upon any other matter which may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has fixed the close of business on September 22, 2017, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at our principal executive offices during business hours for a period of ten days prior to the meeting.

Your attention is directed to our annual report for the fiscal year ended June 30, 2017, which is enclosed with this proxy statement.

Sincerely,

Christopher S. Seabrooke	Herman G. Kotzé
Chairman	Chief Executive Officer

Johannesburg, South Africa
September 29, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 15, 2017. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the internet as specified in the accompanying internet voting instructions. Shareholders registered on our South African Branch Register (“South African Shareholders”) are referred to the special instructions contained on page 5 of this proxy statement.

NET 1 UEPS TECHNOLOGIES, INC.

____________________

PROXY STATEMENT EXECUTIVE SUMMARY

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	16:00 local time (9am Eastern Time) on November 15, 2017
Place	President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa
Record Date	September 22, 2017

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

The following is a summary of proposals to be voted on at the annual meeting. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement as well as our annual report on Form 10-K.

Proposal 1	Proposal 2

Election of Directors	Ratification of Independent Registered Public Accounting Firm

The Board has nominated our current five directors for re- election at the annual meeting to hold office until the 2018 annual meeting. More information about this proposal can be found on pages 6-7.

The Board is asking shareholders to ratify the selection of Deloitte & Touche (South Africa) as our independent registered public accounting firm for the fiscal year ending June 30, 2018. More information about this proposal can be found on page 7.

Recommendation: Our Board recommends a vote FOR each of the director nominees.	Recommendation: Our Board recommends a vote FOR the ratification of the selection of Deloitte& Touche as our independent registered public accounting firm.

Proposal 3	Proposal 4

Advisory Vote to Approve Executive Compensation	Advisory Vote on Frequency of Say-on-Pay Votes

The Board is providing shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under “Executive Compensation.” More information about this proposal can be found on pages 7.

The Board is providing shareholders with the opportunity to cast an advisory vote regarding the frequency of future executive compensation advisory votes. Shareholders may vote for a frequency of every one, two or three years, or you may abstain on the proposal. More information about this proposal can be found on pages 7-8.

Recommendation: Our Board recommends a vote FOR the approval of executive compensation.	Recommendation: Our Board recommends a vote for ONE YEAR as the desired frequency of the advisory vote on executive compensation.

CORPORATE GOVERNANCE

Our Board is committed to excellence in corporate governance. We believe that principled and ethical governance benefits you, our shareholders, as well as our customers, employees and communities, and we maintain a governance profile that aligns with industry-leading standards. We believe that our governance structure will have a direct impact on the strength of our business. The following table presents a brief summary of highlights of our governance profile.

	Board Conduct and Oversight		Independence and Participation		Shareholder Rights
✔	Regular risk assessment	✔	Independent Chairman	✔	Special meeting right for shareholders of an aggregate of 10% of voting stock

✔	Standards of ethics, applied to all directors, executive officers and employees	✔	Four of five directors are independent by SEC and Nasdaq standards	✔	All directors annually elected; no staggered Board

✔	Significant time devoted to succession planning and leadership development efforts	✔	Executive sessions of non- management directors generally held at each Board and committee meeting	✔	No “Poison Pill”

✔	Annual evaluations of Board and its committees	✔	Audit Committee, Remuneration Committee, and Nominating and Corporate Governance Committee are each made up entirely of independent directors	✔	No supermajority voting requirements to change organizational documents

		✔	Separate Chairman of the Board and Chief Executive Officer

VOTING RIGHTS AND PROCEDURES

Shareholders as of the close of business on September 22, 2017, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 56,927,696 shares of common stock outstanding on the record date.

A majority of the total number of outstanding shares of common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shareholders who are present at the annual meeting in person or by proxy and who abstain, and proxies relating to shares held by a bank or broker on your behalf (that is, in “street name”), that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present. In the event that there are not sufficient votes to approve any proposal at the annual meeting, the annual meeting may be adjourned in order to permit the further solicitation of proxies. The inspector of election appointed for the annual meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The following describes how you may vote on each proposal and the votes required for approval of each proposal:

•

Proposal No 1—Our five director nominees will be elected by a plurality of votes. You may vote for each director nominee or withhold your vote from one or more of the nominees. Withholding a vote as to any director nominee is the equivalent of abstaining. In an uncontested election such as this, abstentions and broker non-votes have no effect, since approval by a specific percentage of the shares present or outstanding is not required.

•

Proposal No. 2—The ratification of the selection of Deloitte & Touche (South Africa) (“Deloitte”) to act as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non- votes will not affect the outcome of the vote.

•

• Proposal No. 3— The advisory vote to approve executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. You may vote for or against the proposal or you may abstain from voting. Abstentions and broker non-votes will not affect the outcome of the vote.

•

Proposal No. 4—With respect to the advisory vote on the frequency of the advisory vote on executive compensation, shareholders will be considered to have expressed a frequency preference for the alternative that receives the most votes. You may vote for a frequency of every one year, two years or three years. Abstentions and broker non-votes will not affect the outcome of the vote.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the annual meeting that is not on the proxy.

If you do not indicate a specific choice on a proxy that you sign and submit, your shares will be voted:

•	FOR each of the director nominees;
•	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm;
•	FOR the approval of executive compensation; and
•	for ONE YEAR as the desired frequency of the advisory vote on executive compensation.

If your shares are held in “street name,” and you do not instruct the bank or broker as to how to vote your shares on Proposals 1, 3 or 4, the bank or broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the bank or broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Revocability of Proxies

You may revoke your proxy at any time prior to exercise of the proxy by delivering a written notice of revocation or a duly executed proxy with a later date by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa, or by attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Internet Availability of Proxy Materials and Annual Report

A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting of Shareholders and Proxy Statement, including proxy card, and annual report, may be viewed and downloaded at https://materials.proxyvote.com/64107N.

Market Information

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) in the United States under the symbol “UEPS” and, via a secondary listing, on the Johannesburg Stock Exchange (“JSE”), in South Africa under the symbol “NT1.” Nasdaq is our principal market for the trading of our common stock. Our transfer agent in the United States is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310. Our transfer agent in South Africa is Link Market Services South Africa (Pty) Ltd (“Link Market”), 13th Floor, 19 Ameshoff Street, Braamfontein, 2001, South Africa.

Special Instructions to South African Shareholders

We are required to comply with certain South African regulations related to the circulation and tabulation of proxies issued to our South African Shareholders. The proxy form marked “Net 1 UEPS Technologies, Inc. Proxy for Shareholders Registered on South African Branch Register” must be used by South African Shareholders. The South African proxy must be lodged, posted or faxed to Link Market so as to reach them by 16:00, local time, on November 10, 2017. South African Shareholders that have already dematerialized their shares through a Central Securities Depository Participant (“CSDP”) or broker, other than with own-name registration, should not complete the South African proxy. Instead they should provide their CSDP or broker with their voting instructions or, alternatively, they should inform their CSDP or broker of their intention to attend the annual meeting in order for their CSDP or broker to be able to issue them with the necessary authorization to enable them to attend such meeting. South African Shareholders that hold their shares in certificated form or dematerialized own-name registration should complete the South African proxy and return it to Link Market.

Solicitation

We will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for performing these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The terms of office of each of our current directors will expire at the annual meeting. The Board has nominated for reelection each of our current directors (see “Information Regarding the Nominees” for information on all directors) for a one-year term.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board recommends that you vote FOR election of each of the director nominees.

Information Regarding the Nominees

Herman G. Kotzé 48 years old Director since 2004

Mr. Kotzé has been our Chief Executive Officer since June 2017 and our Chief Financial Officer, Secretary and Treasurer since 2004. From January 2000 until June 2004, he served on the board of Aplitec as Group Financial Director. Mr. Kotzé joined Aplitec in November 1998 as a strategic financial analyst. Prior to joining Aplitec, Mr. Kotzé was a business analyst at the Industrial Development Corporation of South Africa. Mr. Kotzé is a qualified South African chartered accountant.

The Board believes that Mr. Kotzé’s financial, accounting and taxation expertise and experience with corporate transactions, as well as his long history with us and deep knowledge of our business and industry makes him well-suited to serve as a director.

Christopher S. Seabrooke 64 years old Director since 2005

Mr. Seabrooke is Chief Executive Officer and a director of Sabvest Limited, an investment holding company which is listed on the JSE. Mr. Seabrooke also serves as a non-employee director of the following JSE listed companies: Brait SE, Datatec Limited, Massmart Holdings Limited, Metrofile Holdings Limited, Rolfes Holdings Limited, Torre Industries Limited and Transaction Capital Limited. In the past five years he was also a non-employee director of JSE listed Chrometco Limited. Mr. Seabrooke is a member of The Institute of Directors in South Africa. Formerly, he was the Chairman of the South African State Theater and the Deputy Chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

The Board believes that Mr. Seabrooke’s expertise in finance, accounting and corporate governance and broad experience as a director of several publicly-traded companies covering a broad range of industries makes him a valuable member of our Board.

Alasdair J.K. Pein 57 years old Director since 2005

Mr. Pein is currently CEO of Ascension Partners Limited, a Cayman-based provider of investment services to high net worth clients. Mr. Pein is a director of Mundane International Limited, a Guernsey-based financial investment fund. Mr. Pein also serves as a director of Ecolutia Services AG, a global provider of water, wastewater and environmental treatment solutions. From 1994 until March 2009, Mr. Pein served as the CEO of the Oppenheimer family’s private equity business. During this period of time Mr. Pein held directorships of a number of private companies. Mr. Pein is a qualified South African chartered accountant.

The Board believes that Mr. Pein’s financial and accounting expertise, as well as his private equity experience and skills in dealing with compensation, human resources and corporate governance issues, makes him a valuable member of our Board.

Paul Edwards 63 years old Director since 2005

Mr. Edwards is Chairman of Equilibre Bioenergy Production Limited, Merryn Financial Services (Pty) Ltd and Integrated Pipeline Solutions (Pty) Ltd. He is also a director of Emerging Markets Payments Holdings, an Africa and Middle East payments business. Previously, Mr. Edwards was a non-employee director of Starcomms Limited, a Nigerian telecommunications operator; Executive Chairman of Chartwell Capital, a corporate finance house; Chief Executive Officer of MTN Group, a pan-African mobile operator; and Group Chief Executive of Johnnic Holdings Ltd, a diversified holding company. Mr. Edwards has a BSc and an MBA from the University of Cape Town.

The Board believes that Mr. Edwards’ knowledge and experience of the payments and telecommunications industries, especially in Africa, provides us with valuable insight into the potential opportunities to expand our business internationally and makes him a valuable member of our Board.

Alfred T. Mockett 68 years old Director since 2017

Mr. Mockett has served as the non-executive chairman of Hibu Group Limited since 2013 and as a non- executive director of Corporate Risk Holdings LLC since 2014. From 2010 until 2013, he served as the chief executive officer of Dex One Corporation, a NASDAQ-listed provider of online, mobile and print marketing solutions.

The Board believes that Mr. Mockett’s expertise in finance, accounting and corporate governance and broad experience as an officer and director of several publicly-traded companies covering a broad range of industries makes him a valuable member of our Board.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2018. A representative of Deloitte is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2018. Although ratification is not required by our Amended and Restated By-Laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board recommends a vote FOR ratification of the selection of Deloitte.

PROPOSAL NO. 3: AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “named executive officers” or NEOs. This proposal, which is commonly referred to as “say on pay,” is required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The philosophy of our executive compensation program is to link compensation to the achievement of our key strategic and financial goals. Therefore, we reward our executives for their contributions to our annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased shareholder value. At the same time, we believe our program does not encourage excessive risk-taking by management. The “Executive Compensation” section of this proxy statement beginning on page 13, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by the Remuneration Committee with respect to our fiscal year ended June 30, 2017.

The Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on an advisory basis.”

Because your vote is advisory, it will not be binding upon the Board or the Remuneration Committee. However, the Board and the Remuneration Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when considering future executive compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers.

PROPOSAL NO. 4: AN ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS

In Proposal No. 3, we are providing you with the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs. In this Proposal No. 4, we are asking you to cast an advisory vote regarding the frequency of future executive compensation advisory votes. You may vote for a frequency of every one, two or three years, or you may abstain on the proposal.

After careful consideration, our Board currently believes that an executive compensation advisory vote should be held every year, and therefore, our Board recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes. The Board believes that an annual executive compensation advisory vote will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a regular and frequent basis. It is also consistent with our policy of reviewing our executive compensation program annually.

Because this vote is advisory, it will not be binding upon the Board or Remuneration Committee. However, the Board will take into account the outcome of the vote when considering when to hold the next shareholder advisory vote on executive compensation.

The Board recommends a frequency vote of every “ONE YEAR” for future executive compensation advisory votes.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

MEETINGS OF THE BOARD AND DIRECTOR INDEPENDENCE

Our Board typically holds a regular meeting once every quarter and holds special meetings when necessary. During the fiscal year ended June 30, 2017, our Board held a total of nine meetings. Each of our incumbent directors attended 100% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. We encourage each member of the Board to attend the annual meeting of shareholders, but have not adopted a formal policy with respect to such attendance.

All of our directors who served during fiscal 2017 attended last year’s annual meeting, except Messrs. S.C.P. Belamant, Edwards and Pein (and Mr. Mockett, who joined the Board after our annual meeting). The non-employee directors meet regularly without any management directors or employees present. These meetings are held on the day of or the day preceding other Board or committee meetings.

The Board annually examines the relationships between us and each of our directors. After this examination, the Board has concluded that Messrs. Seabrooke, Pein, Edwards and Mockett are “independent” as defined under Nasdaq Rule 5605(a)(2) and under Rule 10A-3(b)(1) under the Exchange Act, as that term relates to membership on the Board and the various Board committees.

COMMITTEES OF THE BOARD

The Board has established an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. The members of our Board Committees are presented in the table below:

Nominating and
Corporate
	Audit	Remuneration	Governance
Director	Committee	Committee	Committee
Paul Edwards	X	X	X
Herman G. Kotzé (#)
Alfred T. Mockett	X	X	X
Alasdair J.K. Pein	X	X*	X
Christopher S. Seabrooke	X*	X	X*

# Executive
* Chairperson

Audit Committee

The Audit Committee consists of Messrs. Seabrooke, Pein, Edwards and Mockett, with Mr. Seabrooke acting as the Chairperson. The Board has determined that Mr. Seabrooke is an “audit committee financial expert” as that term is defined in applicable SEC rules, and that all members meet Nasdaq’s financial literacy criteria. The Audit Committee held nine meetings during the 2017 fiscal year. See “Audit Committee Report” on page 32.

The Audit Committee was established by the Board for the primary purpose of overseeing or assisting the Board in overseeing the following:

Audit	Compliance Processes
• the qualifications, independence and performance of our independent auditors	• our compliance with SEC and other legal and regulatory requirements

• the organization and performance of our internal audit function	• compliance with ethical standards adopted by us

• the qualifications and independence of our registered public accounting firm	• review of related party transactions

Financial Reporting	Risk Management

• the integrity of our financial statements	• review of our risk assessment and enterprise risk management process

• the accounting and financial reporting processes and the audits of our financial statements

• our systems of disclosure controls and procedures and internal control over financial reporting

A copy of our Audit Committee charter is available without charge on our website, www.net1.com.

Remuneration Committee

The Remuneration Committee consists of Messrs. Pein, Seabrooke, Edwards and Mockett, with Mr. Pein acting as the Chairperson. The Remuneration Committee held four meetings during the 2017 fiscal year.

The Remuneration Committee has the following principal responsibilities, authority and duties:

Compensation Structure & Strategy	Human Resources &
Workforce Management
• review and approve performance goals and objectives relevant to the compensation of all our executive officers, evaluate the performance of each executive officer in light of those goals and objectives, and set each executive officer's compensation, including incentive-based and equity-based compensation, based on such evaluation	• generally oversee our human resources and workforce management programs

• make recommendations to the Board with respect to incentive and equity-based compensation plans

• review and make recommendations to the Board regarding compensation-related matters outside the ordinary course, including, but not limited to, employment contracts, change- in-control provisions and severance arrangements

• administer our stock option, stock incentive, and other stock compensation plans, including the function of making and approving all grants of options and other awards to all executive officers and directors, and all other eligible individuals, under such plans

• review annually and make recommendations to the Board regarding director compensation

• assist management in developing and, when appropriate, recommend to the Board, the design of compensation policies and plans

• review and discuss with management the disclosures in our "Compensation Discussion and Analysis" and any other disclosures regarding executive compensation to be included in our public filings or shareholder reports

• recommend to the Board whether the Compensation Discussion and Analysis should be included in our proxy statement, Form 10-K, or information statement, as applicable, and prepare the related report required by the rules of the SEC

A copy of our Remuneration Committee charter is available without charge on our website, www.net1.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee comprises Messrs. Seabrooke, Pein, Edwards and Mockett, with Mr. Seabrooke acting as the Chairperson. The Nominating and Corporate Governance Committee held four meetings during the 2017 fiscal year.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

Corporate Governance	Board Composition

• review our Corporate Governance Guidelines annually and recommend changes, as appropriate, for review and approval by the Board	• monitor the composition, size and independence of the Board
• establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on each committee of the Board

• make recommendations regarding proposals submitted by our shareholders	• monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our Board

• establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance	• make recommendations to the Board regarding management succession planning and corporate governance best practices

A copy of our Nominating and Corporate Governance Committee charter is available without charge on our website, www.net1.com.

BOARD LEADERSHIP STRUCTURE AND BOARD OVERSIGHT OF RISK

Board Leadership

Our Board is led by an independent director, Mr. Seabrooke, who is also our Chairman. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for our operational leadership and strategic direction to our Chief Executive Officer, while the Chairman facilitates our Board’s independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and our performance, engages with shareholders, and leads our Board’s consideration of key governance matters.

The Board’s Role in Risk Oversight

Managing risk is an ongoing process inherent in all decisions made by management. The Board discusses risk throughout the year, particularly at Board meetings when specific actions are considered for approval. The Board has ultimate responsibility to oversee our enterprise risk management program. This oversight is conducted primarily through various committees of the Board as described below.

Our Enterprise Risk Management Committee is responsible for identifying, assessing, prioritizing and developing action plans to mitigate the material business, operational and strategic risks affecting us. The Enterprise Risk Management Committee comprises Mr. Kotzé, our Chief Executive Officer (who serves as Chairperson) and Warren E. Segall, our Group Compliance Officer. Mr. Segall meets semi-annually with the leaders of our various business units and his findings are reported to and discussed by the Enterprise Risk Management Committee. The Enterprise Risk Management Committee meets and reports to the Audit Committee semi-annually.

The Audit Committee directly provides oversight of risks relating to the integrity of our consolidated financial statements, internal control over financial reporting and the internal audit function. The Remuneration Committee oversees the management of risks related to our executive compensation program. The Nominating and Corporate Governance Committee oversees the management of risks related to management succession planning.

REMUNERATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Remuneration Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board or Remuneration Committee of any entity that has one or more of its executive officers serving on our Board or our Remuneration Committee.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

The Nominating and Corporate Governance Committee reviews with the Board the skills and characteristics required of Board members. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Nominating and Corporate Governance Committee may also take into account the benefits of diversity in candidates’ viewpoints, background and experience, as well as the benefits of constructive working relationships among directors. Other than as set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.

The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for re-election, taking into consideration matters relating to the number of terms served by individual directors, the ability of an individual director to devote the appropriate level of time and attention to Board duties in light of other positions he holds (including other directorships) and the changing needs of the Board. We do not have a limit on the number of terms an individual may serve as a director on our Board.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate composition, size and independence of the Board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will consider shareholder recommendations for candidates for the Board that are properly submitted in accordance with Section 4.16 of our Amended and Restated By-Laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the Board.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Any shareholder who wishes to communicate directly with the Board may do so via mail or facsimile, addressed as follows:
Net 1 UEPS Technologies, Inc.
Board of Directors
PO Box 2424
Parklands, 2121, South Africa
Fax: +27 11 880 7080

The corporate secretary shall transmit any communication to the Board, or individual director(s), as applicable, as soon as practicable upon receipt. Absent safety or security concerns, the corporate secretary shall relay all communications, without any other screening for content.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a set of Corporate Governance Guidelines. We will continue to monitor our Corporate Governance Guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to conform to best industry practice. This monitoring will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our Corporate Governance Guidelines is available on our website at www.net1.com.

CODE OF ETHICS

The Board has adopted a written code of ethics, as defined in the regulations of the SEC. We require all of our directors, officers, employees, contractors, consultants and temporary staff, including Mr. Kotzé, and other senior personnel performing similar functions, to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. Our code of ethics requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. A copy of our code of ethics is available free of charge on our website at www.net1.com.

COMPENSATION OF DIRECTORS

Directors who are also executive officers do not receive separate compensation for their services as directors. During fiscal 2017, our non-employee directors received compensation as described below.

	Fees Earned or	Stock Awards(2)(3)(4)	Stock Options
Name	Paid in Cash ($)(1)	($)	($)	Total ($)
Paul Edwards	100,000	107,100	-	207,100
Alfred T. Mockett	8,334	-	-	8,334
Alasdair J.K. Pein	120,000	128,520	-	248,520
Christopher S. Seabrooke	229,571	188,150	-	417,721

(1)

Fees earned or paid in cash ($) includes $50,000 paid to Mr. Seabrooke in recognition of the considerable extra time and effort spent by him in fiscal 2017 as Chairman of the Nominating and Corporate Governance Committee but outside of normal Board and Nominating and Corporate Governance Committee forums, in particular with regard to the change in Chief Executive Officer, the management and corporate restructure, shareholder and media communications during the SASSA contract extension period and the non-executive director search.

(2)	As of June 30, 2017, the number of shares of restricted stock held by each non-employee director is as follows: Mr. Edwards – 14,161; Mr. Mockett – 0 Mr. Pein – 23,301; Mr. Seabrooke – 24,533.

(3)

For Messrs. Edwards and Pein, represents 10,000 and 12,000 shares, respectively, of restricted stock granted on August 25, 2016. The dollar value reflected is based on the closing price of our common stock on the date of grant.

(4)

For Mr. Seabrooke, includes 15,000 shares of restricted stock granted on August 25, 2016 and 2,587 shares of restricted stock granted on May 3, 2017. The dollar value reflected is based on the closing price of our common stock on the dates of grant.

In determining fiscal 2017 compensation, the Board analyzed the annual compensation of non-employee directors of U.S.- and UK-listed transaction processor companies with a range of market equity capitalizations above, below and comparable to ours. The peer group comprised: Heartland Payment Systems, Inc., Global Payments Inc., WEX Inc., Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc., Jack Henry & Associates, Inc., Sage Group plc and Green Dot Corporation. In addition, the Board considered the various roles of the non-employee directors. Directors receive a base fee for membership on the Board. Directors who serve on Board committees and/or serve as Chairperson of Board committees receive additional compensation in recognition of the additional time they are required to spend on committee matters.

Grants of restricted stock made during 2017, as well those grants made in prior years, originally vested over a three-year period. After the end of fiscal 2017, the Board consulted with Pay Governance, an independent compensation consultant, and determined that one-year vesting of restricted stock grants is a more common compensation practice for independent directors and therefore, amended the terms of outstanding awards to vest one-year after grant. As a result of this amendment, all shares held at June 30, 2017 were fully-vested.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance as of June 30, 2017:

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in column
	warrants and rights	warrants and rights	(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders
Stock incentive plan	846,607	$13.88	3,864,034

EXECUTIVE COMPENSATION

ANALYSIS OF RISK IN OUR COMPENSATION STRUCTURE

As part of its responsibilities to annually review all incentive compensation and equity-based plans, and evaluate whether the compensation arrangements of our employees incentivize unnecessary and excessive risk-taking, the Remuneration Committee evaluated the risk profile of our compensation policies and practices for fiscal 2017 and concluded that they do not motivate imprudent risk taking. In its evaluation, the Remuneration Committee reviewed our employee compensation structures, and noted numerous design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including:

•	a balanced mix between cash and equity, and annual and longer-term incentives;
•	caps on incentive awards at reasonable levels;
•	linear payouts between target levels with respect to annual cash incentive awards;
•	discretion on individual awards, particularly in special circumstances; and
•	long-term incentives.

The Remuneration Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Remuneration Committee concluded that our compensation programs do not include such elements.

In addition, the Remuneration Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. For this purpose, the Remuneration Committee considered our growth and return performance, volatility and leverage. In light of these analyses, the Remuneration Committee concluded that it has a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on us. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the Remuneration Committee determines executive pay.
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.

As discussed below, our former Chief Executive Officer, Mr. S.C.P. Belamant retired near the end of fiscal 2017. We anticipate that there may be changes to our compensation programs and rewards in fiscal 2018 as we continue to develop and revise our philosophy regarding how best to motivate our executives to drive towards our short-term and long-term growth.

Pay for Performance

The Remuneration Committee considered the absolute and relative alignment of executive compensation when it considered the appropriateness of the level and form of compensation and found executive compensation and our performance to be aligned.

Results of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual, nonbinding advisory vote to approve executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held on November 8, 2016, approximately 82% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Remuneration Committee considered the outcome of that advisory vote to be an endorsement of the Remuneration Committee’s compensation philosophy and implementation. The Remuneration Committee will continue to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies are structured to closely link executive compensation to our performance and increase long-term shareholder value.

To achieve our objectives, we have incorporated the following policies and practices:

WHAT WE DO:		WHAT WE DON’T DO:
•

Utilize performance-based programs, including annual and long-term incentives to link executive compensation to our performance and increase long- term shareholder value (100% of FY2017 long-term incentives were performance-based and could only be earned if certain performance metrics are achieved)

		•	No employment, severance or change of control agreements with named executive officers, other than our service agreements with Mr. Oh
•	Structured total direct compensation for our named executive officers such that a significant portion is at risk	•	No change-in-control severance gross-up payments
•	Utilize mostly objective performance metrics in incentive plans that drive shareholder value creation	•	No routine or excessive perquisites for our named executive officers
•	Adopted a clawback policy in February 2017 that applies to our incentive programs	•	No backdating or repricing of stock options
•	The Remuneration Committee hired an independent consultant in June 2017 to advise the Committee on executive compensation issues	•	No excessive incentive payments. Incentive payments are capped to discourage inappropriate risk taking
•	Conduct annual say-on-pay advisory votes
•	The Remuneration Committee awards severance at its discretion given that there are no formal severance arrangements

Our named executive officers for fiscal 2017 are set forth in the following table:

Name of Executive Officer	Title
Herman G. Kotzé	Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director
Phil-Hyun Oh	President, KSNET
Nitin Soma	Vice President – Information Technology
Serge C.P. Belamant	Former Chief Executive Officer, Chairman of the Board, and Director
Philip M. Belamant	Former Managing Director – ZAZOO Limited

Fiscal 2017 Compensation Summary

Base Salary. Messrs. Kotzé, Soma, S.C.P. Belamant and P. M. Belamant received base salary increases during fiscal 2017. Mr. Oh did not receive a base salary increase.

Performance-Based Annual Cash Incentive. Messrs. S.C.P. Belamant and Kotzé did not receive any payments under the cash incentive award plan because none of the performance measures were achieved. Mr. Oh received 99% and 56%, respectively, of the potential quantitative and qualitative portions of his cash incentive award for fiscal 2017.

Discretionary Bonus. Mr. Kotzé received a bonus of $195,000 for fiscal 2017 in recognition of his assumption of additional responsibilities during our leadership change as well as the successful transition of the duties of Mr. S.C.P. Belamant. Mr. Soma received a bonus of $90,000.

Special Bonus. Mr. Soma received a special bonus of ZAR 1.5 million as compensation for the additional internal management, workload and other pressures arising from the separation of S.C.P. Belamant from our company.

Long-Term Equity Based Incentives. In August 2016, we made an annual award of restricted stock to Mr. S.C.P. Belamant and Mr. Kotzé with vesting based on our growth in earnings per share over a three year period with targets achieved at compounded growth at 10%, 12% and 15%. The Remuneration Committee considers these growth rates to be challenging. 100% of FY 2017 long-term equity awards were performance based.

DEVELOPMENTS DURING AND POST FISCAL 2017

As a result of Mr. S.C.P. Belamant’s retirement effective May 31, 2017, Mr. Kotzé assumed the role of both Chief Executive Officer and Chief Financial Officer (along with his other roles). In addition, during August 2017, Mr. P. M. Belamant’s employment was terminated.

We retained the services of an independent compensation consultant, Pay Governance, in June 2017.

COMPENSATION PROGRAM OVERVIEW FOR FISCAL 2017

The goal of our executive compensation program is the same as our goal for operating our Company—to create long-term value for our shareholders. To achieve this goal, we seek to reward our named executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with us for long and rewarding careers.

Each element of our executive compensation program is designed to fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary, bonus and both equity and non-equity incentive compensation. Each named executive officer receives one or more, but not necessarily all, of these elements.

Compensation Components

In determining the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation and seek to combine compensation elements so as to optimize his contribution to us.

Pay Mix

We consider the mix of our compensation components from year to year based on our overall performance, an executive’s individual contributions, and compensation practices of other U.S.-based and UK-based public companies including companies in our “peer group” described below. We do not have an exact formula for allocating between cash and non-cash compensation. We do, nonetheless, provide for a balanced mix of compensation components that are designed to encourage and reward behavior that promotes shareholder value in both the short and long term.

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) base salary; 2) performance-based cash annual incentive and/or annual bonus; and 3) performance-based long-term equity-based incentives. We place an emphasis on variable performance-based pay, with approximately 74% percent of total target compensation for fiscal 2017 established for Mr. S.C.P. Belamant based on achievement of performance objectives. Each component promotes value creation and aligns our management team’s compensation with our long-term strategic objectives.

Fixed/ Variable	Component	Form	Key Characteristics
	Base Salary	Cash	Base Salary increases are
determined based on market
Fixed			considerations and not
necessarily increased each year
	Bonus	Cash	Bonus is discretionary and
dependent upon individual
performance
	Performance-Based Cash	Cash	Awards are based on
	Annual Incentive		qualitative and quantitative
factors
	Performance-Based Long-	Equity	Equity grants are subject to
Variable Compensation	Term Equity-Based Incentives		continued service and defined
fundamental earnings per share
milestones
	Other benefits	Cash	Benefits based on territory-
specific employment benefits
available to peer company
executives in similar position,
as negotiated.

The chart below illustrates the mix of the elements of the fiscal 2017 compensation program we established for our named executive officers using target levels for the cash incentive component, “Bonus” of 100% of base salary and “Other” representing a housing allowance paid to and group life payments paid on behalf of certain named executive officers:

Compensation Objectives

Performance. We seek to motivate our named executive officers through a combination of cash bonuses, incentive payments and grants of restricted stock that vest based on the achievement of pre-defined levels of financial and operating goals and increases in our share price and/or satisfaction of other financial and strategic performance goals. Base salary, bonus and non-equity incentive compensation are designed to reward annual achievements and be commensurate with each executive officer’s scope of responsibility, demonstrated ingenuity, dedication, leadership and management effectiveness.

Alignment. We seek to align the interests of our named executive officers with our shareholders by evaluating them on the basis of financial and non-financial measurements that we believe ultimately drive long-term shareholder value. The elements of our compensation package that we believe align these interests most closely are a combination of annual quantitative and qualitative cash compensation awards and restricted stock awards which vest over time and become vested upon the satisfaction of specified performance goals.

Retention. The long tenure of our management team, in particular, Messrs. Kotzé and Soma, has made them especially knowledgeable about our business and industry and thus particularly valuable to us. Retention is a key objective of our executive compensation program. We attempt to retain our named executive officers by seeking to provide a competitive pay package and using continued service as a condition to receipt of full compensation. The time-based vesting terms of equity awards have the effect of tying this element of compensation to continued service with us.

Implementing our Objectives

Organization of the Remuneration Committee

The Remuneration Committee typically holds four regularly scheduled meetings each year, with additional meetings scheduled when required. There are currently four directors on the committee. Each member of the committee is required to be:

•	An independent director under independence standards established by the NASDAQ.
•	A non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
•	An outside director under Section 162(m) of the Internal Revenue Code.

Process and General Industry Benchmarking

The Remuneration Committee analyzes compensation data of companies that it selects as a peer group to better understand how our pay package compares with those companies. The peer group selected by the Remuneration Committee comprises a broad spectrum of companies, which range significantly in size from a revenue, profitability and enterprise value perspective. The peer group consists of payment processing companies generally considered comparable to us in terms of their businesses (such as being a payment systems provider) as well as other companies within other parts of the information technology sector and those operating in or providing services in emerging markets. In the early part of each fiscal year, the Remuneration Committee establishes base salaries and sets the short-term cash incentive award plan remuneration targets and payment criteria. Following the end of each fiscal year, the Remuneration Committee determines the annual incentive cash payments and bonuses, if any, to be made to each executive officer based on their and our performance during the fiscal year.

The Remuneration Committee’s process for determining compensation includes an analysis of all elements of compensation. The Remuneration Committee compares these compensation components separately and in total to compensation at the peer group companies, taking into account, among other things, our relative market capitalization against the members of the peer group. For fiscal 2017, the Remuneration Committee set the compensation of Mr. Kotzé based on the total compensation package of Mr. S.C.P. Belamant. Since the role played by Mr. Kotzé was significantly broader than that of a typical Chief Financial Officer, the Remuneration Committee’s goal was to set this package at approximately 45% to 65% of Mr. S.C.P. Belamant’s total compensation package. The compensation of other named executive officers was determined based on specific performance criteria established by the Mr. S.C.P. Belamant and approved by the Remuneration Committee.

Our peer group, which includes both U.S. and UK listed companies, consists of the following companies: Heartland Payment Systems, Inc., Global Payments Inc., WEX Inc., Euronet Worldwide, Inc., Total System Services, Inc., Verifone Systems, Inc., Jack Henry & Associates, Inc., Sage Group plc and Green Dot Corporation.

Because the Remuneration Committee considered international comparables in its compensation analysis for both Messrs. S.C.P. Belamant and Kotzé, their total compensation packages were denominated in U.S. dollars (“USD”). Because Mr. Soma’s compensation package was derived from the amount of compensation we paid to Mr. Kotzé, his compensation package was also denominated in USD. Our other executive officers based in South Africa may elect to be paid in a currency other than USD, in which case the U.S. dollar amount is converted into South African Rand (“ZAR”) at the exchange rate in effect at the time of payment

Compensation for fiscal 2017 for Mr. Oh was determined in accordance with his service agreements. Mr. Oh’s compensation was denominated and paid in Korean won (KRW) in accordance with the terms of his negotiated service agreements. Compensation for the other executives (except Mr. Kotzé) was based on recommendations and input from Mr. S.C.P. Belamant with final approval by the Remuneration Committee.

Employment Agreements

From time to time, we enter into employment agreements with senior executives of companies that we acquire in connection with the acquisition. Compensation under such employment agreements would not ordinarily be determined by reference to peer group comparisons. In June 2014, we entered into two service agreements with Mr. Oh in connection with his roles at Net1 Korea and KSNET. For more information about Mr. Oh’s service agreements, see “Performance-Based Annual Bonuses—Mr. Oh” below.

Equity Grant Practices

We believe that our long-term performance is achieved through a culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Accordingly, awards of restricted stock are a fundamental element in our executive compensation program because they emphasize long-term performance, and help align the interests of our shareholders and employees.

We have granted equity awards through our stock incentive plan which was adopted by our Board and approved by our shareholders. In determining the size of an equity award to an executive officer, the Remuneration Committee considers the executive’s then current cash total compensation package (which includes salary, potential bonus and cash incentive award plan compensation), any previously received equity awards, the value of the grant at the time of award and the number of shares available for grants pursuant to our stock incentive plan. When awarding equity compensation, management and the Remuneration Committee seek to weigh the cost of these grants with their potential benefits as a compensation tool.

ELEMENTS OF 2017 COMPENSATION

Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity –based long term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Factors Considered in Determining Base Salaries

[ ] Individual contributions and performance	[ ] Internal equity

[ ] Retention needs	[ ] Experience

[ ] Complexity of roles and responsibilities	[ ] Succession planning

Adjustments to Base Salary

Salaries for fiscal 2017 for all named executive officers except Mr. Oh were determined in the first quarter of fiscal 2017 after a review of our peer group companies described above. Messrs. Kotzé, P.M. Belamant, Soma and S.C.P. Belamant received base salary increases of 22%, 4%, 11% and 10%, respectively during fiscal 2017. Mr. Oh did not receive base salary adjustments for fiscal 2017 under the terms of his service agreements. No other adjustments were made.

Performance-Based Annual Bonuses

Messrs. S.C.P. Belamant and Kotzé

For fiscal 2017, the Remuneration Committee established a cash incentive award plan for Messrs. S.C.P. Belamant and Kotzé pursuant to which each of them would be eligible to earn a cash incentive award based on our fiscal 2017 financial performance and each individual’s contribution toward the achievement of certain corporate objectives. The 2017 plan provided for a target-level cash incentive award of 100% of the executive’s base salary for fiscal 2017, 60% of which was to be based on a quantitative metric (achievement of specified levels of profitability before tax (“PBT”)) and 40% of which was to be based on the level of achievement of the qualitative factors described below.

Quantitative Portion of the Cash Incentive Award Plan

The quantitative portion of the award provided for threshold, target and maximum amounts of 0%, 100% and 200% for Mr. S.C.P. Belamant, and 0%, 100% and 150% for Mr. Kotzé, respectively.

The quantitative portion of the cash incentive award plan was based on the achievement of specified levels of PBT for fiscal 2017. The following levels of PBT would entitle the executive to receive the following percentages of this portion of the award:

PBT	Achievement Percentage
At or below $130 million (threshold)	0%
$140 million	100%
$150 million or above (maximum)	200% (for Mr. Belamant) 150% for Mr. Kotzé

The achievement percentage was subject to interpolation relative to the $140 million target on a linear basis.

Potential and Actual Payments

The table below presents our potential and actual payments to Messrs. S.C.P. Belamant and Kotzé related to the quantitative portion of our cash incentive award plan for fiscal 2017:

2017 Quantitative portion of cash incentive award plan
	Serge C.P. Belamant—		Herman G. Kotzé—
	Chief Executive Officer		Chief Financial Officer
	Potential		Potential
	Payment	Actual	Payment	Actual
	($)	($)	($)	($)
Threshold	0	0	0	0
Target	$660,000	0	$390,000	0
Maximum	$1,320,000	0	$585,000	0
Actual	0	0	0	0

In August 2017, the Remuneration Committee met and determined each element of our financial performance described above. The Remuneration Committee concluded that no payment would be made because our income before income taxes for fiscal 2017 of $114.5 million was below the threshold PBT target of $130 million.

Qualitative Portion of the Cash Incentive Award Plan

Each of Messrs. S.C.P. Belamant and Kotzé was entitled to receive up to 40% of his annual base salary based on his individual contribution toward the achievement of the following performance criteria:

•	Succession planning;
•	Meetings with shareholders (US visits);
•	Resolution of SASSA extension;
•	Group restructuring and recruitment of vacation positions;
•	Development of a strategic plan and way forward for the Net1 Group;
•	Evaluation of the integration of acquisitions and platform development;
•	Emerging market geographic wins for establishing UEPS platform with system implementation; and
•	Developing and setting KPI targets for next tier executive officers.

In August 2017, the Remuneration Committee considered whether to make payments in respect of the qualitative portion of the cash incentive award plan. The Remuneration Committee concluded that no payment would be made because none of the performance criteria has been achieved for fiscal 2017 by Messrs. S.C.P. Belamant or Kotzé, respectively.

In reaching its conclusion, the Remuneration Committee determined after a careful review of each factor that either the performance criteria had not been met or was still in progress.

Discretionary Bonus for Mr. Kotzé

The Remuneration Committee determined to award a bonus of 30% of fiscal 2017 base salary, or $195,000, to Mr. Kotzé. Although Mr. Kotzé had not met the performance measures set out in August 2016, the Remuneration Committee acknowledged Mr. Kotzé’s commitment and resolve through our leadership change. Mr. Kotzé successfully transitioned the duties of Mr. S.C.P. Belamant and ensured as little disruption as possible to our operations. He successfully assumed additional responsibilities and the Remuneration Committee determined that this additional workload should be recognized in order to continue incentivizing Mr. Kotzé.

The chart below illustrates the mix of the elements of the fiscal 2017 compensation program we established for Mr. Kotzé who was eligible for incentive compensation, using target levels for the cash incentive component.

Mr. Oh

For fiscal year 2017, Mr. Oh’s base salary was determined in accordance with the terms of his service agreements. We entered into two such service agreements with Mr. Oh in June 2014, in connection with his roles at Net1 Korea and KSNET. We appointed Mr. Oh as a representative director of Net1 Korea and entered into a three-year service agreement with him in conjunction with such appointment. Under these service agreements, Mr. Oh is entitled to receive annual base salary, an annual bonus (comprising quantitative and qualitative performance measures) and other benefits, including participation in national health insurance and the national pension plan provided under the laws of Korea, reimbursement for annual physical examinations for him and his spouse, education expenses and the use of a Company-provided car and driver for business and reasonable personal use.

We have aligned KSNET’s fiscal year end with ours. However, in order to remain consistent with our Korean peer competitors, we continue to determine the quantitative portion of Mr. Oh’s annual bonus (and our KSNET staff’s remuneration) using KSNET’s financial results for the twelve month period ending December 31 of each year. Accordingly, we determined Mr. Oh’s cash incentive payment for the twelve month period ended December 31, 2016.

Similar to the restraint of trade agreements that we have with our other named executive officers, Mr. Oh’s service agreement provides that upon the termination of his services with us, he is restricted, for a period of 36 months, from soliciting business from certain customers, working for or holding interests in our competitors or participating in a competitive activity within the territories where we do business. The service agreement also provides for certain payments upon his termination of service by us without just cause, which payments are described below under “Potential Payments Upon Termination or Change-in-Control” on page 28.

Quantitative Metrics

The quantitative portion of Mr. Oh’s annual bonus is capped at a maximum of KRW 338 million and is calculated based on the achievement of specified levels of KSNET’s free cash flow and profit before interest and tax and any bonus under his service agreement (“PBIT”) during any calendar year during the term of the service agreement, as described below.

Mr. Oh is entitled to receive KRW 2 million for every KRW 1 billion of free cash flow (defined as operating cash flow, minus tax and capital expenditures) during the year. The maximum payable in respect of the free cash flow metric is KRW 50 million.

If PBIT is at least 90% but less than 100% of the previous year’s PBIT, then Mr. Oh is entitled to receive (i) KRW 208 million, minus (ii) KRW 10 million for each 1% by which current PBIT is less than the previous year’s PBIT. If PBIT is equal to or greater than the previous year’s PBIT, then Mr. Oh is entitled to receive KRW 208 million, plus KRW 3,333,333 for each 1% increase in PBIT when compared to the previous year (up to a maximum of KRW 80 million in respect of the excess), for a total maximum of KRW 288 million.

The table below presents our potential and actual payments to Mr. Oh related to the achievement of his quantitative targets for fiscal 2017:

	Cash flow metric		PBIT metric		Total
	Potential		Potential		Potential
	Payment	Actual	Payment	Actual	Payment	Actual
	($)	($)	($)	($)	($)	($)
Threshold	1,746		94,263		96,009
Target	1,746		181,543		183,289
Maximum	43,640		251,367		295,007
Actual		43,640		137,903		181,543

Qualitative Metrics

The qualitative portion of the annual bonus is capped at a maximum of KRW 182 million and is based on the achievement of certain key objectives to be determined annually by our Chairman. Each item comprising the qualitative portion is based on performance during our fiscal year ending June 30. Achievement of the qualitative targets will be determined by our Remuneration Committee each year.

The qualitative targets for fiscal 2017 were:

(i)

If KSNET maintains or improves its market position in the Korean card value-added network (“VAN”) market, or if KSNET internally improves the relative contribution of the banking VAN, payment gateway (“PG”), and purchase business unit compared to the core VAN business unit (i.e. if banking VAN, PG, and purchase business unit contribute more than the current 14% of gross profit), Mr. Oh is entitled to receive KRW 50 million;

(ii)	If KSNET is not the subject of any adverse regulatory findings, fines, or penalties during the relevant period, Mr. Oh is entitled to receive KRW 52 million; and

(iii)	The successful launch of any of our products that are not currently marketed by Net1 Korea in the Korean market (e.g., Virtual Credit Card, Variable PIN, Money transfers, and bill payments).

For fiscal 2017, the Remuneration Committee awarded $89,026 to Mr. Oh for the qualitative portion of his bonus. In reaching its award determination, the Remuneration Committee concluded that Mr. Oh had met two of his qualitative objectives for fiscal 2017: (1) maintaining or improving our market position in the Korean card VAN market and (2) KSNET not being subject to any adverse regulatory findings, fines or penalties. The Remuneration Committee determined that Mr. Oh had not successfully launched any of our products in Korea.

Other Executives

Bonuses for other Executives. The Remuneration Committee determined to award a bonus of 25%, or $90,000, of fiscal 2017 base salary to Mr. Soma, in recognition of his ongoing management of our strategic relationship with MasterCard and Grindrod Bank Limited and continuing oversight of the information technology component of our Sarbanes-Oxley compliance. These MasterCard and Grindrod Bank relationships continue to be vital to our South African businesses, including social welfare distribution and EasyPay Everywhere, as well as to our international expansion plans where a worldwide MasterCard agreement may provide us with competitive pricing and result in accelerated implementations The Remuneration Committee also determined to award Mr. Soma a special bonus of ZAR 1.5 million as compensation for the additional internal management, workload and other pressures arising from the separation of our former Chief Executive Officer.

Equity grants

Equity Incentive Awards

On August 25, 2016, we granted restricted stock to Messrs. S.C.P. Belamant and Kotzé that would vest based on our growth in earnings per share over a three year period with targets achieved at compounded growth at 10%, 12% and 15%. S.C.P. Belamant was granted 200,000 shares of restricted stock and Mr. Kotzé was granted 150,000 shares of restricted stock representing approximately 200% of their current base salaries, respectively. The values of these grants are presented in the Summary Compensation Table below. These shares of restricted stock will vest in full only on the date, if any, both of the following conditions are satisfied (except with respect to Mr. S.C.P. Belamant’s grant as noted below):

(i)	the recipient is employed by us on a full-time basis on the date that we file our Annual Report on Form 10-K for the fiscal year ended June 30, 2019; and

(ii)	the applicable fundamental earnings per share is achieve for the fiscal year ended June 30, 2019 (“2019 FEPS”) as described below.

2019 FEPS	Vesting
Below $2.60 (threshold)	0%
At or above $2.60 but below $2.80	33.33%
At or above $2.80 but below $3.00	66.67%
Above $3.00	100%

The vesting percentage is subject to a linear interpolation between $2.60 and $3.00 relative to 2019 Fundamental EPS of $2.80.

As a result of his retirement in May 2017, the performance conditions applicable to Mr. S.C.P. Belamant’s 2016 restricted stock grant were waived.

Other Compensation Items

The Remuneration Committee agreed to pay Mr. S.C.P. Belamant group life insurance premiums as well as provide him with a housing allowance. In addition, during fiscal 2017, we provided on-site residential security services for Mr. S.C.P. Belamant consisting of two armed guards up until the end of January 2017. These services were provided based on bona fide business-related security concerns and were an integral part of our overall risk management program. The Board believes that provision of these security services is a necessary and appropriate business expense because Mr. S.C.P. Belamant’s personal safety and security were of the utmost importance to us and our shareholders. These security services may be viewed as conveying a personal benefit to Mr. S.C.P. Belamant during fiscal 2017.

The Remuneration Committee agreed to pay Mr. P.M. Belamant’s group life insurance premiums and his participation in a tax equalization program under which we was reimburse, in cash, for any additional taxes paid as a result of his residence in the UK. The Remuneration Committee agreed to reimburse Mr. P.M. Belamant for two economy class seats per calendar year between South Africa and the UK.

RETIREMENT OF MR. S.C.P. BELAMANT

On May 31, 2017, our founder, Mr. S.C.P. Belamant, retired from his positions as our Chief Executive Officer and a member of our Board. In connection with his retirement,, we paid to Mr. S.C.P. Belamant a severance payment of US$1,000,000, representing compensation for 27 years of service with us, less applicable withholdings and deductions and a payment of US$7,000,000, less applicable withholdings and deductions, as an additional amount in part for his cooperative resignation. We also accelerated vesting of his 200,000 shares of restricted stock granted in August 2016 and repurchased his 1,017,465 shares of our common stock at a price of US$10.80 per share and his 252,286 in-the money stock options at a price per option equal to (i) US$10.80 minus (B) the applicable exercise price per option. See “Certain Relationships and Related Transactions” below.

MR. P.M. BELAMANT’S TERMINATION OF EMPLOYMENT

Effective August 10, 2017, ZAZOO Limited and Mr. Philip M. Belamant mutually agreed to terminate his employment.

OTHER CONSIDERATIONS

Section 162(m)

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the three most highly compensated executive officers other than our Chief Executive Officer or Chief Financial Officer. Certain qualified performance-based compensation is not subject to this deduction limit. To maintain flexibility in compensating our named executive officers in a manner designed to promote our various corporate goals, it is not a policy of the Remuneration Committee that all executive compensation must be tax-deductible. The Remuneration Committee believes that the importance of retaining this flexibility outweighs the benefits of tax deductibility.

The Remuneration Committee’s Advisors

In June 2017, the Remuneration Committee retained Pay Governance, an independent advisor, to assist with its executive compensation matters. The committee has the sole authority to select, compensate and terminate its external advisors.

The Remuneration Committee has assessed Pay Governance’s independence pursuant to SEC rules and concluded that there are no conflicts of interest. Pay Governance is a nationally recognized independent advisor of executive compensation advisor services.

Clawback Policy

The Remuneration Committee adopted a clawback policy in February 2017 which applies to named executive officers who receive “incentive compensation.” For purposes of the Clawback Policy “incentive compensation” means any cash compensation or the portion of an award of cash compensation that is granted, earned or vested based wholly upon the attainment of a performance measure that is determine and presented in accordance with the accounting principles used in preparing our financial statements or derived wholly or in part from such measure and share price or total shareholder return. The policy requires the forfeiture, recovery or reimbursement of the incentive compensation earned within the two-year period preceding the date on which we are required to prepare an accounting restatement under the applicable plans as:

•	required by applicable law; or
•

due to material noncompliance with any financial reporting requirement under the U.S. securities laws that is caused by any current or former named executive officer’s fraud or intentional misconduct that caused or substantially caused the need for such restatement.

Anti-hedging Policy

We maintain an anti-hedging policy, which prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of our common stock. Officers and directors are also prohibited from pledging their shares. An exception to this prohibition may be granted where a person wishes to pledge shares as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from our Group Compliance Officer.

REMUNERATION COMMITTEE REPORT

For the Year Ended June 30, 2017

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Net 1 UEPS Technologies, Inc. specifically incorporates it by reference into a document filed under the Exchange Act.

The Remuneration Committee, which consists of four independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with Mr. Kotzé. Based on this review and discussion, the Remuneration Committee recommended to our Board that the “Compensation Discussion and Analysis” section be included in our Annual Report on Form 10-K and this proxy statement.

Remuneration Committee
Alasdair J.K. Pein, Chairman
Christopher S. Seabrooke
Paul Edwards
Alfred T. Mockett

EXECUTIVE COMPENSATION TABLES

The following narrative, tables and footnotes describe the “total compensation” earned during fiscal years 2017, 2016 and 2015, as applicable, by our named executive officers. The total compensation presented below in the Summary Compensation Table does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers in fiscal 2017. The actual value realized by our named executive officers in fiscal 2017 from long-term equity incentives (options and restricted stock) is presented in the Option Exercises and Stock Vested Table on page 28.

Target annual incentive awards for fiscal 2017 are presented in the Grants of Plan-Based Awards table on page 26.

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation earned by our named executive officers for services rendered during fiscal years 2017, 2016 and 2015.

				Stock	Option	Non-Equity
		Salary	Bonus	Awards	Awards	Incentive Plan	All Other
		(2)	(3)	(4)	(5)	Compensation (3)	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)
Herman G. Kotzé, Chief Executive	2017	650,000	195,000	1,606,500	-	-	68,757	(6)	2,520,257
Officer, Chief Financial Officer,	2016	531,480	53,148	797,228	-	132,870	123,931	(6)	1,638,657
Treasurer, Secretary and Director	2015	516,000	-	146,229	200,970	696,600	-		1,559,799

Phil-Hyun Oh,	2017	362,213	-	-	-	270,569	72,890	(7)	705,672
President –	2016	354,121	-	240,600	-	290,123	70,978	(7)	955,822
KSNET	2015	386,856	-	-	122,498	368,212	63,009	(7)	940,575

Nitin Soma, Vice-President-	2017	360,000	200,147	-	-	-	-		560,147
Information	2016	324,450	113,558	240,600	-	-	-		678,608
Technology	2015	315,000	315,000	77,850	122,498	-	-		830,348

Serge C.P. Belamant, Former Chief	2017	1,008,333	-	2,142,000	-	-	8,442,836	(9)	11,593,169
Executive Officer, Chairman of the Board	2016	1,004,250	100,425	2,008,509	-	251,063	239,007	(9)	3,603,254
and Director(8)	2015	975,000	-	276,213	379,613	1,657,500	24,810	(9)	3,313,136

Philip M. Belamant, Managing Director –	2017	168,130	-	-	-	-	167,468	(11)	335,598
ZAZOO Limited(10)	2016	189,387	66,772	232,580	-	-	268,948	(11)	757,687

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the named executive officers in any of fiscal 2017, 2016 or 2015. All other columns have been omitted.

(2)

The applicable amount for Messrs. Kotzé and Mr. Soma is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment. Mr. Oh’s salary is denominated and paid in Korean won (“KRW”) and has been converted into USD at the average exchange rate for the applicable fiscal year. Mr. P.M. Belamant’s salary is denominated and paid in GBP and has been converted into USD at the average exchange rate for 2017. The applicable amount for Mr. S.C.P. Belamant is denominated in USD and paid in ZAR at the exchange rate in effect at the time of payment through November 2015, and from December 2015, paid in USD.

(3)

Bonus and non-equity incentive plan compensation represent amounts earned by Messrs. Kotzé, P.M. Belamant, Soma and S.C.P. Belamant for the fiscal years ended June 30, and were paid after close of the fiscal year. The quantitative portion earned of Mr. Oh’s 2017 non-equity incentive plan was paid in February 2017 and the qualitative portion was paid after close of the fiscal year. The amounts for Messrs. Kotzé, Soma and S.C.P. Belamant are denominated in USD, the amount for Mr. Oh is denominated and paid in KRW, and as applicable, converted into USD at the average exchange rate for the year in which amount was earned, and the amount for Mr. P.M. Belamant is denominated and paid in GBP.

(4)

Represents FASB ASC Topic 718 grant date fair value of restricted stock granted under our stock incentive plan. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(5)

Represents FASB ASC Topic 718 grant date fair value of stock options granted under our stock incentive plan. See note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2017, for the relevant assumptions used in calculating grant date fair value under FASB ASC Topic 718.

(6)

Includes reimbursement of costs related to the application of citizenship in the European Union of $42,416 (2016: $64,285) and $26,341 (2016: $57,646) related to the encashment of leave, which was paid in ZAR and converted at the average exchange rate in the month of payment.

(7)

Represents payments made by us for Mr. Oh’s Korea mandatory employee national health insurance, national pension, school fees and automobile expenses, which are paid in KRW converted into USD at the average exchange rate for the year. The fiscal 2017, 2016 and 2015 amounts include car rental of $37,072, $33,926 and $28,525, respectively.

(8)

Mr. S.C.P. Belamant retired from his position as Chief Executive Officer and as a member of the Board, effective as of May 31, 2017. For more information, see “Certain Relationships and Related Transactions—Retirement of Serge C.P. Belamant and Separation Arrangements.”

(9)

For fiscal 2017, includes $8,000,000 separation payment, encashment of leave of $298,193, a housing allowance of $100,269, which was paid in GBP and converted into USD at the average exchange rate for the year, $32,230 for group life insurance paid on Mr. S.C.P. Belamant’s behalf and $21,546 for costs of security guards for Mr. S.C.P. Belamant, which are both paid in ZAR and converted at the average exchange rate for the year. For fiscal 2016, includes a housing allowance of $72,021, which was paid in GBP and converted into USD at the average exchange rate for the year, encashment of leave of $145,440, which was paid in ZAR and converted at the average exchange rate in the month of payment and $21,546 for costs of security guards for Mr. S.C.P. Belamant, which are paid in ZAR and converted at the average exchange rate for the year. For fiscal 2015, includes cost of security guards for Mr. S.C.P. Belamant, which were paid in ZAR and converted at the average exchange rate for the year.

(10)	Mr. P.M. Belamant was not a named executive officer for 2015. Mr. P. M. Belamant’s employment terminated effective August 10, 2017.

(11)

Represents payments made by us to Mr. P.M. Belamant’s as housing allowance $109,689 (2016: $38,142), tax equalization payments $41,394 (2016: $120,027), encashment of leave $10,775 and reimbursement of private travel to South Africa $49 (2016: $8,831), and in 2016 only, reimbursement for rental of private residence $$101,948; which are paid in GBP and converted into USD at the average exchange rate for the year.

ACTUAL 2017 COMPENSATION MIX

The chart below illustrates the mix of the actual elements of the compensation program paid in fiscal 2017 for our named executive officers pursuant to our target incentive compensation program:

GRANTS OF PLAN-BASED AWARDS(1)

The following table provides information concerning non-equity and equity incentive plan awards granted during fiscal 2017 to each of our named executive officers.

							All Other
							Stock
							Awards:	Grant Date
							Number of	Fair Value
				Estimated Future Payouts Under Non-			Shares of	of Stock
				Equity Incentive			Stock or	and Option
				Plan Awards (2)			Units	Awards
		Date of
	Grant	Committee	Type of	Threshold	Target	Maximum
Name	Date	Action	Award	($)	($)	($)	(#)	($)
	-	08/25/16	AC	22,750	650,000	845,000
Herman G. Kotzé	08/19/15	08/25/16	RS				150,000	1,606,500

Phil-Hyun Oh		06/30/14	AC	96,008	342,139	453,858

	-	08/25/16	AC	38,500	1,100,000	1,760,000
Serge C.P. Belamant(3)	08/19/15	08/25/16	RS				200,000	2,142,000

(1)	AC (annual cash incentive award); RS (restricted stock). Includes only those columns relating to grants awarded to the named executive officers in fiscal 2017. All other columns have been omitted.

(2)

On August 25, 2016, the Remuneration Committee approved a fiscal 2017 cash incentive award plan for Messrs. Kotzé and S.C.P. Belamant. The plan and the actual payments made there under are described in detail under “–Compensation Discussion and Analysis—Elements of 2017 Compensation—Performance-Based Annual Bonuses—Messrs. S.C.P. Belamant and Kotzé-Potential and Actual Payments.” There was no threshold for the qualitative portion of the award plan and therefore the amount presented includes only the quantitative portion of the plan. At or below profit before tax of $130,000,000, no amounts would have been paid. Target and maximum payouts were to be made at profit before tax of $140,000,000 and $150,000,000, respectively, with awards to be interpolated on a linear basis relative to $140,000,000 at levels of profit before tax between $130,000,000 and $150,000,000. A cash incentive plan for Mr. Oh is set forth in his service agreement. The plan and the actual payments made there under are described in detail under “–Compensation Discussion and Analysis— Elements of 2017 Compensation—Bonus” for Mr. Oh pursuant to his employment contracts. The threshold, target and maximum amounts for Mr. Oh are denominated in KRW and have been converted to USD using the average exchange rate for fiscal 2017.

(3)

Mr. S.C.P. Belamant retired from his position as Chief Executive Officer and as a member of the Board, effective as of May 31, 2017. For more information, see “Certain Relationships and Related Transactions—Retirement of Serge C.P. Belamant and Separation Arrangements.”

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2017. The market value of unvested shares reflected in this table is calculated by multiplying the number of unvested shares by the per share closing price of $9.86 of our common stock on June 30, 2017, the last trading day of the fiscal year.

	Option Awards					Stock Awards
									Equity	Equity
		Number							Incentive	Incentive Plan
	Number	of						Market	Plan Awards:	Awards:
	of	Securities				Number		Value of	Number of	Market or
	Securities	Underlying				of Shares		Shares or	Unearned	Payout Value of
	Underlying	Unexer-				or Units		Units of	Shares, Units	Unearned
	Unexer-	cised				of Stock		Stock	or Other	Shares, Units or
	cised	Options		Option		That		That	Rights That	Other Rights
	Options	(#)		Exercise	Option	Have Not		Have Not	Have Not	That Have Not
	(#)	Unexer-		Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	cisable		($)	Date	(#)		($)	(#)	($)
	100,000	-		$24.46	8/24/2018	44,178	(2)	435,595
	110,000	-		$13.16	5/20/2019	39,762	(3)	392,053
	67,000	-		$10.59	11/10/2020	150,000	(4)	1,479,000
	20,000	-		$7.98	10/28/2021	-		-
	18,000	-		$8.75	08/22/2022	-		-
	42,856	-		$7.35	08/21/2023	-		-
Herman G. Kotzé.	29,452	14,726	(1)	$11.23	08/27/2024	-		-

Phil-Hyun Oh.	17,952	8,976	(1)	$11.23	08/27/2024	12,000	(4)	118,320

	60,000	-		$24.46	8/24/2018	24,328	(5)	239,874
	60,000	-		$13.16	5/20/2019	12,000	(4)	118,320
Nitin Soma	-	8,976	(1)	$11.23	08/27/2024	-		-

Serge C.P. Belamant(6)	-	-		-	-	-		-

	13,333	6,667		$11.23	08/27/2024	11,035	(5)	108,805
Philip M. Belamant(7) .	-	-		-	-	11,600	(4)	114,376

(1)	These options vested on August 27, 2017.

(2)

These shares of restricted stock were awarded in August 2014, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to appropriate adjustment for any stock split or stock dividend) for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full- time basis when the condition in (1) is met.

(3)

These shares of restricted stock were awarded in August 2015, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis on the date that we file our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and (2) if that condition is satisfied, then the shares will vest based on the level of 2018 Fundamental EPS, as follows – (i) one-third of the shares will vest if we achieve 2018 Fundamental EPS of $2.88; (ii) two-thirds of the shares will vest if we achieve 2018 Fundamental EPS of $3.30; and (iii) all of the shares will vest if we achieve 2018 Fundamental EPS of $3.76. At levels of 2018 Fundamental EPS greater $2.88 and less than $3.76, the number of shares that will vest will be determined by linear interpolation relative to 2018 Fundamental EPS of $3.30.

(4)

These shares of restricted stock were awarded in August 2016, and will vest in full only on the date, if any, the following conditions are satisfied: (1) the recipient is employed by us on a full-time basis on the date that we file our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and (2) if that condition is satisfied, then the shares will vest based on the level of 2019 Fundamental EPS, as follows – (i) one-third of the shares will vest if we achieve 2019 Fundamental EPS of $2.60; (ii) two-thirds of the shares will vest if we achieve 2019 Fundamental EPS of $2.80; and (iii) all of the shares will vest if we achieve 2019 Fundamental EPS of $3.00. At levels of 2019 Fundamental EPS greater $2.60 and less than $3.00, the number of shares that will vest will be determined by linear interpolation relative to 2019 Fundamental EPS of $2.80.

(5)

These shares of restricted stock were awarded in November 2014, and will vest in full on the date, if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to adjustments for any stock splits and/ or stock dividends) for a period of 30 consecutive trading days during a period commencing on the date when we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met.

(6)

Mr. S.C.P. Belamant retired from his position as Chief Executive Officer and as a member of the Board, effective as of May 31, 2017. For more information, see “Certain Relationships and Related Transactions—Retirement of Serge C.P. Belamant and Separation Arrangements.”

(7)	Mr. P. M. Belamant’s employment terminated effective August 10, 2017 and he forfeited all unexercised options and unvested stock awards.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and value realized upon exercise as well as all stock awards that vested and the value realized on vesting during fiscal 2017.

	Stock Options			Stock Awards
				Number
	Number of		Value	of shares
	shares		Realized	acquired	Value
	acquired on		on	on	Realized
	Exercise		Exercise	vesting	on Vesting
Name	(#)		($)(1)	(#)	($)(2)
Herman G. Kotzé	-		-	-	-

Phil-Hyun Oh	-		-	4,445	42,894

	16,666	(3)	215,129	18,333	248,045
	26,122	(4)	338,478	-	-
Nitin Soma	17,952	(5)	231,909	-	-

Serge C.P. Belamant(6)	-		-	-	-

Philip Belamant(7)	-		-	3,333	32,163

(1)	The value realized on exercise is calculated as the closing price of our common stock on the exercise date multiplied by the number of stock options that were exercised on the exercise date.

(2)	The value realized on vesting is calculated as the closing price of our common stock on the vesting date multiplied by the number of common shares of restricted stock that vested.

(3)	Represents the exercise of stock options with an exercise price of $8.75.

(4)	Represents the exercise of stock options with an exercise price of $7.35.

(5)	Represents the exercise of stock options with an exercise price of $11.23.

(6)

Mr. S.C.P. Belamant retired from his position as Chief Executive Officer and as a member of the Board, effective as of May 31, 2017. For more information, see “Certain Relationships and Related Transactions—Retirement of Serge C.P. Belamant and Separation Arrangements.”

(7)	Mr. P. M. Belamant’s employment terminated effective August 10, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described above under “Compensation Discussion and Analysis”, we do not have employment, severance or change of control agreements with named executive officers, other than the service agreements with Mr. Oh. In addition, none of our outstanding equity awards include provisions for accelerated vesting upon a change in control of our company or termination of employment following such a change in control.

Under the terms of Mr. Oh’s service agreements, if he is removed from office as a director of KSNET or Net1 Korea without justifiable cause, he is entitled to receive the amounts of base salary and the bonus (if any) that would have been due and payable to him if he was fully employed with us for the remainder of the then-current fiscal year. The term “justifiable cause” includes any of the following circumstances, as well as any other circumstances permitted under applicable law:

•	Mr. Oh has breached the provisions on non-competition or confidentiality of the service agreements;
•	Mr. Oh has taken actions that are likely to result in a material loss of or harm to the business, reputation or goodwill of KSNET or Net1 Korea;
•	Mr. Oh has misappropriated funds or assets of KSNET or Net1 Korea;
•	Mr. Oh has concealed from or falsely disclosed to KSNET or Net1 Korea his name, age, education, experience, or other personal information;
•	Mr. Oh has failed to show performance results or job capacity;
•	Mr. Oh has committed a crime or offense which will adversely affect the interest or reputation of KSNET or Net1 Korea; or
•	Mr. Oh has committed gross negligence, willful misconduct or any violation of laws in performance of his duties.

Assuming that Mr. Oh was removed from office as a director of KSNET or Net1 Korea without justifiable cause on the last day of fiscal 2017, i.e., June 30, 2017, Mr. Oh would have been entitled to receive a cash severance equal to his achieved qualitative awards, or $89,026, for the fiscal year.

Mr. Oh is also entitled to a severance payment equal to 300% of his monthly base salary for each completed year of service at KSNET and Net1 Korea. Using exchange rates applicable as of June 30, 2017, and nine years of completed service at KSNET and three years of completed service at Net1 Korea, Mr. Oh would be entitled to a severance payment of $801,888.

Except as described above with respect to Mr. Oh, there would be no compensation, other than that prescribed by local labor laws in the case of unfair dismissal or retrenchment, that would become payable under the existing plans and arrangements if the employment of any of our named executive officers had terminated on June 30, 2017.

Other than as described under “Certain Relationships and Related Transactions—Retirement of Serge C.P. Belamant and Separation Arrangements,” we do not have any ongoing obligation to provide post-termination benefits to our named executive officers after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS Familial Relationships

Mr. P.M. Belamant, our former Managing Director—ZAZOO Limited, is the son of Mr. S.C.P. Belamant, our former Chairman and Chief Executive Officer. See “Executive Compensation” for information about Mr. P.M. Belamant’s compensation.

Grant van Wyk, Chief Operating Officer—ZAZOO Limited, is the son-in-law of Mr. S.C.P. Belamant. Mr. van Wyk was based in South Africa until August 2015, and was seconded to the UK from September 2015. All compensation for services performed by Mr. van Wyk in fiscal 2017 was denominated and paid in GBP and has been converted into USD at the average exchange rate for fiscal 2017. Mr. van Wyk received a salary and bonus of $132,271 and $16,052, respectively, during fiscal 2017. During fiscal 2017, Mr. van Wyk received $19,883 related to the encashment of leave. In connection with his secondment to the UK, Mr. van Wyk received housing and school fee allowances which aggregated $128,201 and $28,034, respectively, during fiscal 2017. He also received tax equalization payments and payment of UK health insurance contributions of $42,348 and $4,450, respectively paid group life premiums on his behalf of $3,565. In August 2017, Mr. van Wyk’s employment was terminated by mutual consent.

Philippus Stefanus Meyer, Managing Director—Transact24, is one of our executive officers. Mr. Meyer’s wife, Lam Hiu Kwan, is employed by Transact24 and controls a company that performs transaction processing services and Transact24 provides technical and administration services to us. We have recorded revenue of approximately $4.2 million related to this relationship during fiscal 2017. As of June 30, 2017, $0.4 million is due to us related to the service provided by Transact24. Ms. Lam also received a salary of $168,000 and a performance bonus of $58,000 from Transact 24 during fiscal 2017. Transact24 also paid her Hong Kong Mandatory Provident Fund contributions and medical and travel insurance of $2,300 and $832, respectively.

Policy Agreement

Pursuant to the Policy Agreement, dated April 11, 2016 (the “Policy Agreement”), between International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the “IFC Investors”) and us, the IFC Investors are entitled to designate one nominee to our Board. The IFC Investors have advised us that the IFC Investors regard Mr. Mockett as the independent director nominated by the IFC Investors under the terms of the Policy Agreement. In addition, pursuant to the Policy Agreement, the IFC Investors have been granted certain rights, including the right to require us to repurchase any shares we have sold to them upon the occurrence of specified triggering events, which we refer to as a “put right.”

Events triggering the put right relate to (1) us being the subject of a governmental complaint alleging, a court judgment finding or an indictment alleging that we (a) engaged in specified corrupt, fraudulent, coercive, collusive or obstructive practices; (b) entered into transactions with targets of economic sanctions; or (c) failed to operate our business in compliance with anti-money laundering or anti-terrorism laws; or (2) we reject a bona fide offer to acquire all of our outstanding shares at a time when we have in place or implement a shareholder rights plan, or adopt a shareholder rights plan triggered by a beneficial ownership threshold of less than twenty percent. The put price per share will be the higher of the price per share paid to us by the IFC Investors and the volume-weighted average price per share prevailing for the 60 trading days preceding the triggering event, except that with respect a put right triggered by rejection of a bona fide offer, the put price per share will be the highest price offered by the offeror.

Independent Director Agreements

We have entered into independent director agreement with each of our independent directors, providing for, among other things, the terms of each director’s service, compensation and liability.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. These agreements require us to indemnify them, to the fullest extent authorized or permitted by applicable law, including the Florida Business Corporation Act, for certain liabilities to which they may become subject as a result of their affiliation with us.

Retirement of Serge C.P. Belamant and Separation Arrangements

Mr. S.C.P. Belamant retired from his position as Chief Executive Officer and as a member of our Board, effective as of May 31, 2017. Mr. Kotzé succeeded Mr. S.C.P. Belamant as Chief Executive Officer, effective immediately upon Mr. S.C.P. Belamant’s retirement. Mr. Kotzé had been our Chief Financial Officer, Secretary and Treasurer since 2004. Mr. S.C.P. Belamant’s resignation was not due to any dispute or disagreement with us over any matter relating to our operations, policies or practices.

On May 24, 2017, we entered into a Separation and Release of Claims Agreement with Mr. S.C.P. Belamant (the “Separation Agreement”). The Separation Agreement provided for certain payments and other benefits to Mr. Mr. S.C.P. Belamant, including without limitation, the following: (a) a severance payment of US$1,000,000, representing compensation for 27 years of service with us, less applicable withholdings and deductions; (b) a payment of US$7,000,000, less applicable withholdings and deductions, as an additional amount in part for Mr. S.C.P. Belamant’s cooperative resignation; (c) accelerated vesting of 200,000 shares of restricted stock granted to Mr. S.C.P. Belamant in August 2016, (d) the repurchase from Mr. S.C.P. Belamant by us of his shares of our common stock pursuant to a stock repurchase agreement (as described below), and (e) the repurchase of 252,286 of Mr. S.C.P. Belamant’s in-the-money stock options at a price per option equal to (i) US$10.80 minus (B) the applicable exercise price per option. In addition, the Separation Agreement included a general release and waiver of claims by Mr. S.C.P. Belamant related to Mr. S.C.P. Belamant’s employment with us.

On May 24, 2017, as contemplated by the Separation Agreement, we entered into a Stock Repurchase Agreement with Mr. S.C.P. Belamant pursuant to which we agreed to repurchase from Mr. S.C.P. Belamant, at a price of US$10.80 per share, 1,017,465 shares of our common stock owned by Mr. S.C.P. Belamant within 10 days after the separation date. To effectuate the repurchase of the options pursuant to the Separation Agreement, the options were exercised by Mr. S.C.P. Belamant and the shares issued pursuant to such options were repurchased by us. The Remuneration Committee met on May 3, 2017, to discuss Mr. S.C.P. Belamant’s early retirement, and proposed a repurchase price of $10.80 per share, which was 6 cents lower than the closing price on May 2, 2017.

On May 24, 2017, as contemplated by the Separation Agreement, we entered into a Consulting Agreement with Mr. S.C.P. Belamant (the “Consulting Agreement”). Under the Consulting Agreement, Mr. S.C.P. Belamant would provide consulting services to us as an independent contractor as requested by us for a period of up to two years following his departure, subject to termination by us or Mr. S.C.P. Belamant with a minimum 90 day notice period. On July 31, 2017, our board of directors issued Mr. S.C.P. Belamant a 90-day written notice to terminate his two-year consulting agreement with us. We will not be making any termination payments to Mr. Belamant beyond the 90-day notice period. We paid Mr. S.C.P. Belamant US$50,000 per month plus any applicable value-added tax, prorated for a partial month, for such services.

Review, Approval or Ratification of Related Person Transactions

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Mr. Kotzé is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and named executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our Audit Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the fiscal years ended June 30, 2017 and 2016.

	2017	2016
	$ ‘000	$ ‘000
Audit Fees	2,056	1,631
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

Audit Fees – This category includes the audit of our annual consolidated financial statements on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, the required audit of management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ independent audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees – This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the fiscal years ended June 30, 2017 or 2016.

Tax Fees – This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice. There were no such fees paid in the fiscal years ended June 30, 2017 or 2016.

All Other Fees – This category consists of miscellaneous fees that are not otherwise included in the previous four categories. There were no such fees paid in the fiscal years ended June 30, 2017 or 2016.

Pre-Approval of Audit and Non-Audit Services

Pursuant to our Audit Committee charter, our Audit Committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting. During fiscal years 2017 and 2016, all of the services provided by Deloitte with respect to fiscal years 2017 and 2016 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of four independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board and available on our website at www.net1.com. The Audit Committee is responsible for overseeing our financial reporting process on behalf of the Board. The members of the Audit Committee are Messrs. Seabrooke, Pein, Edwards and Mockett. The Audit Committee selects, subject to shareholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and of our internal control over financial reporting and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Deloitte. Mr. Kotzé represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with Mr. Kotzé and Deloitte. The Audit Committee discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Deloitte also provided the Audit Committee with the written disclosures and letter required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representations of management and the disclosures by Deloitte to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2017, for filing with the SEC.

Audit Committee
Christopher S. Seabrooke, Chairman
Alasdair J.K. Pein
Paul Edwards
Alfred T. Mockett

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of September 22, 2017, information about beneficial ownership of our common stock by:

•	each person or group of affiliated persons who or which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 56,927,696 shares of common stock outstanding as of September 22, 2017. All shares of common stock, including that common stock underlying stock options that are presently exercisable or exercisable within 60 days after September 22, 2017 (which we refer to as being currently exercisable) by each person are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority.

Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Corner of Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common Stock
Name	Beneficially Owned
	Number	%
Paul Edwards(1)	19,822	*
Herman G. Kotzé(2)	890,974	1.55%
Alfred T. Mockett (3)	11,549	*
Phil-Hyun Oh (4)	53,928	*
Alasdair J.K. Pein(5)	86,940	*
Christopher S. Seabrooke(6)	18,124	*
Nitin Soma(7)	210,304	*
IFC Investors(8)	9,984,311	17.54%
Allan Gray Proprietary Limited(9)	8,974,284	15.76%
International Value Advisers, LLC(10)	7,017,754	12.33%
Directors and Executive Officers as a group(11)	1,830,464	3.18%

_____________________
*Less than one percent

(1)

Comprises (i) 9,161 shares of unrestricted stock; and (ii) 10,661 shares of restricted stock which vest on August 23, 2018, and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Edwards’ continued service as a member of our Board on August 23, 2018.

(2)

Comprises (i) 55,000 shares of unrestricted stock; (ii) 433,940 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (iii) options to purchase 402,034 shares of common stock, all of which are currently exercisable.

(3)

Comprises 11,549 shares of restricted stock which vest on August 23, 2018, and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Mockett’s continued service as a member of our Board on August 23, 2018.

(4)

Comprises (i) 27,000 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (ii) options to purchase 26,928 shares of common stock, all of which are currently exercisable.

(5)

Comprises (i) 23,301 shares of unrestricted stock; (ii) 12,260 shares of restricted stock which vest on August 23, 2018 and are subject to forfeiture; and (iii) 51,379 shares of common stock held by a trust, settled by Mr. Pein and of which he is a beneficiary. Vesting of the restricted stock is conditioned on Mr. Pein’s continued service as a member of our Board on August 23, 2018.

(6)

Comprises 18,124 shares of restricted stock which vest over time and are subject to forfeiture. Vesting of the restricted stock is conditioned on Mr. Seabrooke’s continued service as a member of our Board on August 23, 2018.

(7)

Comprises (i) 81,328 shares of restricted stock, the vesting of which is subject to the satisfaction of certain financial performance and other conditions; and (ii) options to purchase 128,976 shares of common stock, all of which are currently exercisable.

(8)	Based solely on Schedule 13D, dated May 24, 2016, filed by the IFC Investors. The business address of the IFC Investors is 2121 Pennsylvania Avenue, Washington, D.C. 20433.

(9)

Except as set forth in the last sentence of this footnote, the number of shares presented and all of the information contained in this footnote is based solely on Amendment No. 6 to Schedule 13G, dated February 9, 2017, filed by Allan Gray Proprietary Limited (“Allan Gray”), a corporation organized under the laws of the Republic of South Africa. The address of Allan Gray is 1 Silo Square, V&A Waterfront, Cape Town, 8001. Allan Gray has advised us that it has reported its beneficial ownership on Schedule 13G as a result of its sole dispositive power related to these shares and that all of such shares are owned by clients of entities wholly-owned by Allan Gray, and not by the Allan Gray entities themselves.

(10)

Based solely on Amendment No. 11 to Schedule 13G, dated February 13, 2017, filed by International Value Advisers, LLC. The business address of International Value Advisers, LLC is 717 Fifth Avenue, 10th Floor, New York, NY 10022.

(11)

Represents shares beneficially owned by the directors and executive officers. Includes shares issuable upon exercise of options to purchase 615,890 shares of common stock, all of which are currently exercisable and 681,421 shares of restricted stock, the vesting of which is subject to certain conditions discussed above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review and representations, we believe that all filings requirements applicable to our executive officers, directors and more than 10% shareholders were complied with during fiscal year 2017.

Annual Report on Form 10-K

A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2017, is being distributed along with this proxy statement. We refer you to such report for financial and other information about us, but such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material. It is also available on our website (www.net1.com). In addition, the annual report (with exhibits) is available at the SEC’s website (www.sec.gov).

Shareholder Proposals and Director Nominations for the 2018 Annual Meeting

Qualified shareholders who wish to have proposals presented at the 2018 annual meeting of shareholders must deliver them to us by June 2, 2018, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act. Shareholders who intend to present an item of business for our 2018 annual meeting of shareholders (other than a proposal presented for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8) must provide notice of such business to us by June 2, 2018, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. Shareholders who wish to nominate one or more persons for election as directors must provide notice of such nominations to us by June 2, 2018, as set forth more fully in Sections 2.08 and 4.16 of our Amended and Restated By-Laws. All proposals and nominations must be delivered to us at our principal executive offices at PO Box 2424, Parklands 2121, South Africa.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed at the end of October of each year, by notifying us in writing at: Net 1 UEPS Technologies, Inc., PO Box 2424, Parklands 2121, South Africa, Attention: Net 1 UEPS Technologies, Inc. Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Christopher S. Seabrooke
Chairman

September 29, 2017

THE BOARD HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

NET1

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and FOR a ONE YEAR frequency for Proposal 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold
01 - Herman G. Kotzé	☐	☐
02 - Christopher S. Seabrooke	☐	☐
03 - Alasdair J.K. Pein	☐	☐
04 - Paul Edwards	☐	☐
05 - Alfred T. Mockett	☐	☐

	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2018.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02OHPC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Net 1 UEPS Technologies, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 15, 2017. The undersigned appoints Herman G. Kotzé, with full power of substitution, the proxy of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3 and for a ONE YEAR period for proposal 4.

PROXY SERVICES
c/o Computershare
PO Box 505008
Louisville, KY 40233-9814

(Please Sign on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

NET1

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and FOR a ONE YEAR frequency for Proposal 4.

1. ELECTION OF DIRECTORS. Nominees:

Nominee	For	Withhold
01 - Herman G. Kotzé	☐	☐
02 - Christopher S. Seabrooke	☐	☐
03 - Alasdair J.K. Pein	☐	☐
04 - Paul Edwards	☐	☐
05 - Alfred T. Mockett	☐	☐

Proposal	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2018.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
4. ADVISORY VOTE REGARDING WHETHER AN ADVISORY VOTE ON EXECUTIVE COMPENSATION WILL OCCUR EVERY ONE, TWO OR THREE YEARS.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

THIS SOUTH AFRICAN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This South African proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on November 15, 2017. The undersigned appoints Herman G. Kotzé, with full power of substitution, the proxy of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, as indicated on the reverse side of this South African proxy.

This South African proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this South African proxy will be voted FOR ALL nominees for director and FOR proposals 2 and 3 and for a ONE YEAR period for proposal 4.

LINK MARKET SERVICES SOUTH AFRICA (PTY) LTD
Physical address: 13th floor, 19 Ameshoff Street, corner Biccard, Braamfontein
Postal address: PO Box 4844 Johannesburg 2000
Fax: +27 (0) 86 674 2450
E-mail: meetfax@linkmarketservices.co.za

(Please Sign on Reverse Side)